Exhibit 3.7

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                             ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: AeroGrow International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

;FOURTH: Change the total authorized number of shares of common stock that may be issued by the Corporation from 75,000,000 to 500,000,000 with a par value of $0.001. The authorization to issue up to: 20,000,000 shares of preferred stock, $0.001 par value, remains unchanged.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    70.77% or, 5.074 shares

4. Effective date of filing: (optional)
(must not be later than 90 clays after the certificate is filed)
5. Signature: (required)

X /s/ Jack J. Walker
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.
Nevada Secretary of State Amend Profit-After
Revised: 3-S-09